EXHIBIT 10.3
SECOND AMENDED AND RESTATED UNITED BANKSHARES, INC.
NON-QUALIFIED RETIREMENT AND SAVINGS PLAN
Amended and Restated                          , 2008

SECOND AMENDED AND RESTATED UNITED BANKSHARES, INC.
NON-QUALIFIED RETIREMENT AND SAVINGS PLAN

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SECOND AMENDED AND RESTATED UNITED BANKSHARES, INC.
NON-QUALIFIED RETIREMENT AND SAVINGS PLAN
          United Bankshares, Inc., a corporation organized under the laws of the State of West Virginia, and adopting Related Employers, herein referred to as Employer, established the United Bankshares Non-Qualified Retirement and Savings Plan (“Plan”) for the benefit of Eligible Employees of the Employer, effective October 1, 1993. The Plan was first amended and restated effective January 1, 2001, to incorporate the merger of the United Bank Nonqualified Deferred Compensation Plan with this Plan and to otherwise revise the Plan, and it is hereby amended and restated                     , 2008, provided, however, that all provisions applicable to compliance under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) shall be effective as of January 1, 2005, with such amendment and restatement intended to bring the terms of the Plan into compliance with the requirements of Section 409A of the Code, said Section 409A having been enacted pursuant to the American Jobs Creation Act of 2004 and revised pursuant to the Pension Protection Act of 2006, (and notwithstanding any other provisions of this amended and restated Plan, this amendment applies only to amounts that would not otherwise be payable in 2006, 2007 or 2008 and shall not cause (i) an amount to be paid in 2006 that would not otherwise be payable in such year, (ii) an amount to be paid in 2007 that would not otherwise be payable in such year, or (iii) an amount to be paid in 2007 that would not otherwise be payable in such year, and to the extent necessary to qualify under Transition Relief issued under said Code Section 409A, to not be treated as a change in the form and timing of a payment under section 409A(a)(4) or an acceleration of a payment under section 409A(a)(3), all Participants, by participating in this Plan, shall be deemed to have elected the timing of distribution provisions of Sections 6.1, 6.2 and 6.3 of this amended and restated Plan, on or before December 31, 2008, and all Participants, by participating in this Plan, shall be deemed to have elected a form of distribution as set forth in Section 4.1 of this amended and restated Plan,) and to otherwise further revise the Plan, pursuant to the terms and conditions described hereinafter:

ARTICLE 1
PREFACE
          Section 1.1. Effective Date. The effective date of the Plan as amended and restated is                     , 2008, provided, however, that all provisions applicable to compliance under Code Section 409A shall be effective as of January 1, 2005. The original effective date of the Plan is October 1, 1993. The Plan was previously amended and restated effective January 1, 2001.
          Section 1.2. Purpose of the Plan. The purpose of this Plan is to provide a supplemental savings program for certain Employees of the Employer who are unable to make meaningful contributions to the United Bankshares, Inc. Savings and Stock Investment Plan. This Plan is intended to benefit a select group of management or highly compensated employees of the Employer.
          Section 1.3. Governing Law. This Plan shall be regulated, construed and administered under the laws of the State of West Virginia to the extent that such laws are not preempted by the laws of the United States of America.
          Section 1.4. Gender and Number. The masculine gender shall be deemed to include the feminine, the feminine gender shall be deemed to include the masculine, and the singular shall include the plural unless otherwise clearly required by the context.
ARTICLE 2
DEFINITIONS
          Except as otherwise provided in this Plan, the definitions in the United Bankshares, Inc. Savings and Stock Investment Plan, which are expressly incorporated herein by reference, shall have the same meaning wherever used in this Plan, unless the context clearly indicates otherwise.
          Section 2.1. Board shall mean the Board of Directors of United Bankshares, Inc.

          Section 2.2. Code shall mean the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code includes any comparable section or sections of any future legislation that amends, supplements or supersedes that section.
          Section 2.3. Committee shall mean the Retirement Plan Committee as defined in the United Bankshares, Inc. Savings and Stock Investment Plan.
          Section 2.4. Company shall mean United Bankshares, Inc., or any successor thereto.
          Section 2.5. Compensation shall mean the compensation as defined in the United Bankshares, Inc. Savings and Stock Investment Plan, determined without regard to the $200,000 limitation imposed by Code Section 401(a)(17).
          Section 2.6. “Disability” or “Disabled” — a Participant shall be considered disabled if the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or has lasted or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company or an Affiliate. In addition, notwithstanding any of the foregoing, the terms “Disability” and “Disabled” shall be interpreted under this Plan in a manner consistent with the requirements of Code Section 409A.
          Section 2.7. Eligible Employees shall mean any Employee with the title of Senior Vice President or above and such other management or highly compensated employees as may be designated and selected by the Committee from time to time.
          Section 2.8. Employer shall mean United Bankshares, Inc. and adopting Related Employers.
          Section 2.9. Participant shall mean any Eligible Employee who has agreed to make Supplemental Savings Contributions pursuant to Section 4.1 and any Eligible Employee or former Eligible Employee for whom a Supplemental Account is maintained under the terms of this Plan.

          Section 2.10. Plan shall mean the United Bankshares, Inc. Non-Qualified Retirement and Savings Plan, as herein set out or as duly amended.
          Section 2.11. Plan Year shall mean the calendar year.
          Section 2.12. Qualified Plan shall mean the United Bankshares, Inc. Savings and Stock Investment Plan, as it may be amended from time to time.
          Section 2.13. Related Employer shall mean any corporation, partnership, joint venture, association or similar organization or entity that is required to be aggregated with the Company pursuant to Code sections 414(b), (c) or (m).
          Section 2.14. “Separation from Service” means the severance of Participant’s employment with the Company or Affiliate for any reason. A Participant separates from service with the Company or affiliate if he or she dies, retires, separates from service because of the Participant’s Disability, or otherwise has a termination of employment with the Company or Affiliate. However, the employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Participant’s right to reemployment with the Company or Affiliate is provided either by statute or by contract. If the period of leave exceeds six months and the Participant’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence shall be substituted for such six-month period. In addition, notwithstanding any of the foregoing, the term “Separation from Service” shall be interpreted under this Plan in a manner consistent with the requirements of Code Section 409A including, but not limited to (i) an examination of the relevant facts and circumstances, as set forth in Code Section 409A and the regulations and guidance thereunder, in the case of any performance of services or availability to perform services after a purported termination or Separation from Service, (ii) in any instance in which such Participant is participating or has at any time participated in any other plan which is, under the aggregation rules of Code Section 409A and the regulations and guidance issued thereunder, aggregated with this Plan and with respect to which amounts deferred hereunder and under such other plan or plans are treated as deferred under a single plan, (hereinafter sometimes referred to as an “Aggregated Plan” or together as the “Aggregated Plans,”) then in such instance Participant shall only be considered to meet the requirements of a Separation from Service hereunder if such Participant meets (a) the requirements of a Separation from Service under all such Aggregated Plans and (b) the requirements of a Separation from Service under this Plan which would otherwise apply (iii) in any instance in which a Participant is an employee and an independent contractor of the Company or any Affiliate or both the Participant must have a Separation from Service in all such capacities to meet the requirements of a Separation from Service hereunder, although, notwithstanding the foregoing, if a Participant provides services both as an employee and a member of the Board of Directors of the Company or any Affiliate or both or any combination thereof, the services provided as a director are not taken into account in determining whether the Participant has had a Separation from Service as an employee under this Plan, provided that no plan in which such Participant participates or has participated in his capacity as a director is an Aggregated Plan and (iv) a determination of whether a Separation from Service has occurred shall be made in accordance with Treasury Regulations Section 1.409A-1(h)(4) or any similar or successor law, regulation of guidance of like import, in the event of an asset purchase transaction as described therein.
          Section 2.15. Specified Employee means, in the case of any Participant meeting the requirements of Code Section 416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the 12 month period ending on any Specified Employee Identification Date, which shall be December 31 of each calendar year, (or otherwise meeting the requirements applicable to qualification as a ‘Specified Employee’ under Code Section 409A and the regulations and guidance issued thereunder,) that such Participant shall, for purposes of this Plan, thereafter be a Specified Employee under this Plan for the period of time consisting of the entire 12-month period beginning on the Specified Employee Effective Date, and said Specified Employee Effective Date shall be the first day of the fourth month following the Specified Employee Identification Date.

          Section 2.16. Supplemental Account (or “account”) shall mean the balance posted to the record of each Participant or Beneficiary, consisting of the Participant’s contributions, and adjustments as of each Valuation Date, less any payments therefrom.
          Section 2.17. Valuation Date shall mean each business day of the Plan Year.
ARTICLE 3
ELIGIBILITY AND PARTICIPATION
          Section 3.1. Eligibility. Subject to the conditions and limitations of the Plan, all Eligible Employees of the Employer are eligible to participate in the Plan; provided, however, that a management or highly compensated Employee who does not have a title of Senior Vice President or above shall be eligible to participate in the Plan only if designated as eligible to participate herein by the Committee and only for such period of time as may be permitted by the Committee. In addition, with respect to the first year in which a Participant becomes eligible to participate in the Plan, the Participant shall only be considered as meeting the requirements for ‘Initial Eligibility’ hereunder, if, in any instance in which such Participant is participating or has at any time participated in this Plan or any other plan which is, under the aggregation rules of Code Section 409A and the regulations and guidance issued thereunder, aggregated with this Plan and with respect to which amounts deferred hereunder and under such other plan or plans are treated as deferred under a single plan, (hereinafter sometimes referred to as the “Aggregated Plans”), (i) he or she has been paid all amounts deferred under this Plan and he or she has been paid all amounts deferred under any and all such Aggregated Plans, if any, and (ii) on and before the date of the last payment to such Participant under this Plan and any and all of the Aggregated Plans, if any, as the case may be, such Participant was not eligible to continue (or to elect to continue) to participate in the Plan or any of the Aggregated Plans, if any, for periods after such last payment (other than through an election of a different time and form of payment with respect to the amounts paid,) or (iii) such Participant ceased being eligible to participate (other than the accrual of earnings), in all of the following plans in which Participant has participated: this Plan and any of the Aggregated Plans, if any, regardless of whether all amounts deferred under this Plan and any of the Aggregated Plans, if any in which Participant has participated, as the case may be, have been paid, and such Participant subsequently becomes eligible to participate in this Plan, and the

Participant has not been eligible to participate (other than the accrual of earnings) in this Plan or any such Aggregated Plan at any time during the 24-month period ending on the date the Participant becomes eligible to participate in this Plan.
          Section 3.2. Participation. An Eligible Employee shall become a Participant in the Plan upon the execution and filing with the Committee of a written election to defer a portion of the Eligible Employee’s Compensation pursuant to the provisions of Section 4.1 provided that all applicable terms and conditions of Section 3.1 have been met.
ARTICLE 4
SUPPLEMENTAL SAVINGS
          Section 4.1. Supplemental Savings. Each Eligible Employee may elect to defer any percentage (in whole percentages) of his Compensation, (and an Eligible Employee may, but is not required, to elect to defer a percentage of bonus and a different percentage of non-bonus Compensation,) as a Supplemental Savings Contribution. Such election shall apply to Compensation earned after the effective date of the election, all provided that no such election shall have an effective date earlier than the first day of the Plan Year following the Plan Year in which the election is made, except as otherwise provided below respecting the first year an Employee becomes eligible to participate in the Plan, (provided all additional requirements of ‘Initial Eligibility’ in Section 3.1 have been met). Elections shall be made on the form prescribed by the Committee. To be effective with respect to Compensation earned for services performed during a Plan Year, the election must be made prior to the beginning of such Plan Year; provided, however, that with respect to the first year in which an Employee becomes eligible to participate in the Plan, all provided that the additional requirements for ‘Initial Eligibility’ under Section 3.1 have been met, if an Employee first becomes an Eligible Employee (and meets all applicable requirements for ‘Initial Eligibility’ of Section 3.1) for a Plan Year after the first day of such Plan Year, the Eligible Employee may make an election within 30 days of first becoming an Eligible Employee with respect to Compensation earned for services to be performed after the date of such election (and with respect to any bonus, if any, for any such Plan Year in which the Employee is first eligible to participate in the Plan, provided that applicable requirements for ‘Initial Eligibility’ of Section 3.1 are met, any such election so made within 30 days of first becoming an Eligible Employee meeting all applicable requirements of Section 3.1, and with respect to which such election would otherwise be applicable, the election shall only apply to the portion of the bonus, if any, equal to the total amount of the bonus for the service period in such Plan Year on which the bonus is based multiplied by the ratio of the number of days remaining in the performance period after the election over the total number of days in such performance period). Once made, an election of the percentage of Compensation to be deferred shall be irrevocable as to Compensation earned for services rendered in a Plan Year as of the last day of the previous Plan Year, (or, in the case of an election made within 30 days of first becoming an Eligible Employee, provided all applicable requirements of Section 3.1 are met, as of the last date such election could have been made,) and shall remain in effect for that Plan Year. In addition, the form of distribution, in either a single lump sum or equal annual installments over a period of not less than three nor more than ten years, shall be elected upon an Eligible Employee first becoming a Participant as set forth in Section 3.2, or if no such election as to form of distribution is so made, then a lump sum shall be deemed elected upon such Eligible Employee first becoming a Participant as set forth in Section 3.2. Such election or deemed election, as the case may be, as to the form of distribution, shall be irrevocable (i) in the case of an election or deemed election made within 30 days of first becoming an Eligible Employee meeting all applicable requirements of Section 3.1, as of the last date such election could have been made or (ii) in the case of an election or deemed election, other than an initial election made within 30 days of becoming an Eligible Employee meeting all applicable requirements of Section 3.1, as of the last day of the Plan Year in which such election or deemed election is made, and in any case, such election or deemed election as to the form of distribution shall thereafter remain in effect and irrevocable with respect to all Compensation earned for services performed during all Plan Years, if any, in which Compensation is deferred by such Eligible Employee under this Plan, and regardless of the fact that new elections must be filed each Plan Year as set forth below with respect to deferral of a percentage of Compensation, the election or deemed election of the form of distribution, once made and once it becomes irrevocable, shall remain in effect for all deferrals, if any, of the Participant for all Plan Years. Participant must make an election prior to the beginning of each Plan Year in order to defer a percentage of his Compensation earned for services performed during such Plan Year. If a Participant does not complete an election prior to the beginning of such Plan Year, no amount of the Participant’s Compensation earned for services performed during such Plan Year will be deferred under the Plan, regardless of whether a deferral election was in effect for a prior Plan Year. Subject to the provisions of this Section 4.1, elections shall be made at such a time and in such a manner as the Committee shall determine.
          Section 4.2. Investment Elections. Pursuant to rules adopted by the Committee, a Participant shall elect the manner in which his contributions under the Plan are deemed to be invested, provided that nothing in this Plan shall permit the location or transfer of any investment assets outside of the United States at any time.
          Section 4.3. Investment Income and Allocations. Each Participant’s Supplemental Account (“account”) shall be made up of subaccounts reflecting his deemed investment elections. As of each Valuation Date, a Participant’s Supplemental Account shall be adjusted to reflect payments made from the account since the preceding Valuation Date, any Supplemental Savings Contributions made since the preceding Valuation Date; and increased or decreased to reflect a proportionate share of the net increase or net decrease of each subaccount deemed to be invested in an investment fund since the preceding Valuation Date.
          Section 4.4. Vesting. Subject to the provisions of Article 7, a Participant shall be fully vested in the amounts reflected in the Participant’s Supplemental Account.
ARTICLE 5
IN-SERVICE WITHDRAWALS, AND DEATH BENEFITS
          Section 5.1. In-Service Withdrawals. In no event shall a Participant be entitled to Plan benefits prior to the date he dies, becomes Disabled or otherwise has a Separation from Service. Notwithstanding the foregoing or any other provision to the contrary, if a Participant is required to pay income taxes due upon this Plan failing to meet the requirements of Code Section 409A and the regulations thereunder, a distribution in the amount required to be included in income as a result of the failure to comply with the requirements of Code Section 409A and the regulations thereunder, to the extent not otherwise distributed to the Participant, may be made to the Participant, only to the extent permitted under Code Section 409A and the regulations thereunder, and subject to the six-month delay rule of Section 6.3 of this Plan in the case of any Participant having a Separation from Service other than by death, and who is a Specified Employee on the date of such Participant’s Separation from Service other than by death.
          Section 5.2. Amount of Death Benefits. If a Participant dies prior to the date on which he becomes Disabled or otherwise has a Separation from Service, his Beneficiary shall be entitled to receive his account in accordance with the provisions of Section 6.2 below.
          Section 5.3. Beneficiary. The Participant shall designate a person who shall receive the Participant’s benefit under the Plan in the event of the Participant’s death. The Committee shall prescribe rules and forms for such Beneficiary designation. If a married Participant fails to designate a Beneficiary, he will be deemed to have designated his spouse as his Beneficiary. If a single Participant fails to name a Beneficiary or if no designated Beneficiary survives the Participant, payments will be made to his estate.
ARTICLE 6
DISTRIBUTION OF BENEFITS
          Section 6.1. Payment Upon Disability or Separation from Service. Subject to the provisions of Section 7.2, the benefits payable pursuant to this Plan shall be paid, provided, however that if payment is made based upon Separation from Service, such payment shall be subject to the provisions of Section 6.3, to the Participant upon Disability or Separation from Service other than by death, whichever is earlier, (all provided that if Participant dies before Separation from Service or Disability, then the provisions of Section 6.2 shall apply, notwithstanding the provisions of this Section 6.1,) in either a single lump sum, paid on the date of Disability or Separation from Service other than by death, whichever is earlier, or, if Participant has so elected as set forth in Section 4.1, then in equal annual installments, with the first such installment to be paid on the date of Disability or Separation from Service other than by death, whichever is earlier, over a period of not less than three nor more than ten years as elected by the Participant upon becoming a Participant in the Plan, subject to the provisions of Section 4.1. As set forth in Section 4.1, once a Participant has elected the form of distribution and such election has become irrevocable as set forth in Section 4.1, a Participant shall not thereafter be permitted to change such election. Also as set forth in Section 4.1, if no election is made as to the form of distribution, a lump sum shall be deemed elected as set forth in Section 4.1 and in the event of Disability or Separation from Service other than by death, payment shall be made at the time and in the manner set forth in this Section 6.1, in a single lump sum distribution. In accordance with Code Section 409A and to the extent permitted by regulations and guidance issued thereunder, a payment shall be treated as having been made on a date specified in this Plan if it is made on a later date within the Participant’s same taxable year as the designated date, or, if later, if made no later that the fifteenth day of the third month after such designated date, provided that, in any event, the Participant is not permitted, directly or indirectly, to designate the taxable year of any payment.
          Section 6.2. Death. Subject to the provisions of Section 7.2, upon the death of a Participant, prior to Separation from Service and prior to Disability, the Participant’s benefits payable under the Plan shall be paid to the Participant’s Beneficiary or Beneficiaries in either a single lump sum, paid on the date of death, or, if Participant has so elected as set forth in Section 4.1, then in equal annual installments, as the case may be, with the first such installment to be paid on the date of death, over a period of not less than three nor more than ten years as elected by the Participant as set forth in Section 4.1, upon becoming a Participant in the Plan. As set forth in Section 4.1, once a Participant has elected the form of distribution and such election has become irrevocable as set forth in Section 4.1, a Participant shall not thereafter be permitted to change such election. Also as set forth in Section 4.1, if no election is made as to the form of distribution, a lump sum shall be deemed election as set forth in Section 4.1 and in the event of death, payment shall be made at the time and in the manner set forth in this Section 6.2, in a single lump sum distribution. In accordance with Code Section 409A and to the extent permitted by regulations and guidance issued thereunder, a payment shall be treated as having been made on a date specified in this Plan if it is made on a later date within the Participant’s same taxable year as the designated date, or, if later, if made no later that the fifteenth day of the third month after such designated date, provided that, in any event, the Participant is not permitted, directly or indirectly, to designate the taxable year of any payment. If any Participant dies after Separation from Service or after Disability, but prior to receiving all payment or payments due under other provisions of this Plan, the Participant’s remaining benefits payable under the Plan, if any, shall be paid to such Participant’s Beneficiary or Beneficiaries at the same time and in the same manner as such benefits would have been payable to such Participant if he or she had not died, except that the provisions of Section 6.3 shall not apply.
          Section 6.3. Six Month Delay for Payment After Separation from Service of Any Specified Employee. Notwithstanding the provisions of Section 6.1 or any other provision of this

Plan, if any payment is to be made under Section 6.1 (or under any other provision of this Plan) upon the Separation from Service other than by death of any Participant who is a Specified Employee on the date of the Participant’s Separation from Service, and such payment is to be made to such Participant upon or within six months after such Participant’s date of Separation from Service, other than by death, then such payment shall instead be made on the date which is six months after such Separation from Service of such Participant (other than by death,) provided further, however, that in the case of any such Participant who has elected (or is deemed to have elected, under Section 4.1 or Section 6.1,) to receive payment under Section 6.1 in equal annual installments, with the first such installment to be paid on the date of Separation from Service other than by death, over a period of not less than three nor more than ten years as elected by the Participant, then, upon Separation from Service other than by death of such Participant who is a Specified Employee on such date of Separation from Service, notwithstanding Section 6.1 or any other provision of this Section 6.3 or of this Plan, the first such installment shall be paid on the date which is six months after such Separation from Service of such Participant (other than by death,) with the equal annual installments, so elected (or deemed elected under Section 4.1 or Section 6.1,) by the Participant to continue thereafter in the manner so elected (or deemed elected under Section 4.1 or Section 6.1,) by the Participant. Notwithstanding any of the foregoing, or any other provision of this Plan, no payment upon or based upon Separation from Service may be made under this Plan before the date that is six months after the date of Separation from Service or, if earlier, the date of death, of any Participant who is a Specified Employee on such Participant’s date of Separation from Service.
          Section 6.4. Withholding. All benefits paid under the Plan shall be subject to applicable income and other tax withholding.
ARTICLE 7
FUNDING AND RIGHTS OF PARTICIPANTS
          Section 7.1. Unfunded. This Plan is designed to be an unfunded, nonqualified plan primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees, as such group is described under Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended. The Plan constitutes a mere promise by the Employer to make payments in accordance with the terms of the Plan.

          Section 7.2. Limitation on Rights of Participants and Beneficiaries. No Participant or Beneficiary shall have any preferred claim on, or any beneficial ownership interest in, any assets of the Employer or any other person. The right of a Participant or Beneficiary to receive a benefit hereunder shall be an unsecured claim against the general assets of the Employer.
ARTICLE 8
MISCELLANEOUS
          Section 8.1. Liability of Employer. Nothing in this Plan shall constitute the creation of a trust or other fiduciary relationship between the Employer and Eligible Employee, or between the Employer and Beneficiary or any other person. The Employer shall not be considered a trustee by reason of this Plan.
          Section 8.2. Assignment and Alienation. No rights under this Plan may be assigned, transferred, alienated, pledged, or encumbered by an Eligible Employee or Beneficiary except by will or by applicable intestate laws or other laws of descent and distribution.
          Section 8.3. Amendment or Termination. Company hereby reserves the right, by action of the Board, to amend or terminate this Plan at any time and in any manner, subject to Section 6.3. Notwithstanding the preceding, no amendment or termination of the Plan shall reduce the Supplemental Account of any Participant determined as of the Valuation Date immediately preceding the effective date of such amendment or termination. In addition, notwithstanding the foregoing, and all subject to Section 6.3, (i) no such amendment shall be effective if it would, if effective, cause this Agreement to violate Code Section 409A and the regulations and guidance thereunder or cause any amount of compensation or payment hereunder to be subject to a penalty tax under Code Section 409A and the regulations and guidance issued thereunder, which amount of compensation or payment would not have been subject to a penalty tax under Code Section 409A and the regulations and guidance thereunder in the absence of such amendment and (ii) the provisions of this paragraph 8.3 with respect to amendment of this Plan are irrevocable. In addition, notwithstanding any of the foregoing, upon termination, no payments shall be accelerated except in the event that the requirements of Section 6.3, and the requirements for a permissible acceleration under regulations and guidance issued from time to time by the Internal Revenue Service under Code Section 409A, are met, including but not limited to the following:

(a)	termination and liquidation of the Plan by the Company provided that
(1)	The termination and liquidation does not occur proximate to a downturn in the financial health of the Company or Affiliate;

(2)	The Company and any Affiliate of the Company terminates and liquidates all agreements, methods, programs and other arrangements sponsored by the Company or any Affiliate that would be aggregated with any terminated and liquidated agreements, methods, programs and other arrangements under Treasury Regulation Section §1.409A-1(c) or any similar or successor law, regulation or Internal Revenue Service guidance of like import, if the same service provider had deferrals of compensation under all of the agreements, methods, programs and other arrangements that are terminated and liquidated;

(3)	No payments in liquidation of the Plan are made within 12 months of the date the Company or Affiliate takes all necessary action to irrevocably terminate and liquidate the Plan other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate had not occurred;

(4)	All payments are made within 24 months of the date the Company or Affiliate takes all necessary action to irrevocably terminate and liquidate the Plan; and

(5)	Neither the Company nor any Affiliate adopts a new plan that would be aggregated with any terminated and liquidated plan under Treasury Regulation Section §1.409A-1(c) or any similar or successor law, regulation or Internal Revenue Service guidance of like import, if the same Participant participated in both plans, at any time within three years following the date the Company or Afflitiate takes all necessary action to irrevocably terminate and liquidate the Plan; or
(b)	termination and liquidation of the Plan in accordance with the following:

(i)	the termination and liquidation is within 12 months of a corporate dissolution taxed under Code section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), and the amounts deferred under the plan are included in the participants’ gross incomes in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received)—
(1)	The calendar year in which the plan termination and liquidation occurs;

(2)	The calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

(3)	The first calendar year in which the payment is administratively practicable.
          Section 8.4. No Guarantee of Employment. Nothing in this Plan shall be construed as guaranteeing future employment to Eligible Employees. An Eligible Employee continues to be an Employee of the Employer solely at the will of the Employer.
          Section 8.5. Administration and Claims Procedure. The Committee shall be the Plan Administrator, within the meaning of the Employee Retirement Income Security Act of 1974, as amended, and shall have the authority with respect to this Plan that, provided such authority does not cause a violation of Code Section 409A or the regulations or guidance issued thereunder, is co-extensive of that which the plan administrator has with respect to the Qualified Plan, including but not limited to, the discretionary authority to construe and interpret the Plan and to control and manage the operation and administration of the Plan; provided, however, that the respect to the discretionary authority set forth in Section 4.1 hereof, the Board shall, in exercising such authority, have authority to, among other things, construe and interpret the Plan. The Committee and Board may adopt rules and regulations regarding such administration of the Plan. The Claims Procedure set forth in the Qualified Plan shall apply to claims for benefits under the Plan, provided, however, that for purposes of applying such Claim Procedure, the Committee referred to therein shall be the Committee, except to the extent such claim pertains to the exercise of discretion by the Board pursuant to Section 3.1, in which case the “Committee” referenced to shall be the Board.

          Section 8.6. Interpretation. If any provision or provisions of this Plan shall for any reason be invalid, enforceable or illegal, the remaining provisions of the Plan shall be carried into effect, but the Plan shall be construed and enforced as if such illegal or invalid provision had never been included herein, unless the effect thereof would be to materially alter or defeat the purpose of the Plan.
          Section 8.7. Adoption of Plan. Any Related Employer of the Company may, with the approval of the Board, adopt the Plan by filing with the Company a resolution of its Board of Directors to that effect.
          Section 8.8. Rabbi Trust. The Employer shall establish and maintain one or more grantor trusts (individually, referred to as “Trust”) to hold assets to be used for payment of benefits under the Plan provided that nothing in this Plan or the Trust shall permit the location or transfer of any investment assets outside of the United States at any time. The assets of any Trust with respect to benefits payable to the Participants employed by or associated with an Employer shall remain the assets of such Employer, subject to the claims of its general creditors. Any payments by a Trust of benefits provided to a Participant under the Plan shall be considered payment by the applicable Employer and shall discharge such Employer from any further liability under the Plan for such payments. In the event of a conflict between the terms of any such Trust and the Plan, the terms of the Trust shall govern.
          Section 8.9. Counterparts. This Plan may be executed in one or more counterparts, which taken together shall constitute an original.
          IN WITNESS WHEREOF, the United Bankshares, Inc. Non-Qualified Retirement and Savings Plan, as Amended and Restated, is executed on behalf of the Employer, the        day of                     , 2008.

UNITED BANKSHARES, INC.

Authorized Officer

ATTEST: